EXHIBIT 10.22

TERMS OF AMENDED EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

This TERMS OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (“Agreement”) by and among Lithia Motors, Inc., an Oregon corporation (the “Employer”), and Sidney B. DeBoer (“Executive”), is dated as of January 15, 2009.

1. Terms of Employment. Employer, either directly or through one of its wholly owned subsidiaries, employs Executive and Executive accepts that employment on the terms and conditions contained in this Agreement. The employment of Executive by Employer is “at will” and Executive’s employment may be terminated at any time for any lawful reason or for no reason at all.

2. Termination Related to Change in Control. A “Change in Control” occurs on the date: (i) the Employer merges or consolidates with another entity and as a result less than 50% of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were the holders of the Employer’s voting securities immediately before the merger or consolidation; (ii) any person, entity, or group of persons or entities, other than through merger or consolidation, acquires 50% or more of the total fair market value or total voting power of Employer’s outstanding stock or acquires substantially all of the Employer’s assets; (iii) any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing 50% or more of the total voting power of the stock of the Employer, or (iv) a majority of the Employer’s Board of Directors is removed from office by a vote of the Employer’s shareholders over the recommendation of the Board or replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Employer’s board of directors before the date of the appointment or election. Notwithstanding the preceding, a “Change in Control” will not be deemed to have occurred if Sid DeBoer, Lithia Holding Company, LLC or an “affiliate” of either (as that term is defined by SEC rules and regulations), owns, votes or controls more than 20% of the resultant entity, directly or indirectly.

After announcement of a proposed Change in Control and for a period continuing for one year following a Change in Control, in the event Employer terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, Executive shall receive (i) 24 months of base salary, based on Executive’s then base salary, and (ii) continuing health insurance benefits for the shorter of 24 months or the full COBRA period, (collectively the “Change in Control Benefit”). Subject to Section 4 (if applicable), the cash Change in Control Benefit shall be paid in installments over 24 months, starting the first day of the month following termination, in accordance with Employer’s standard payroll procedures and subject to statutory payroll deductions. Further, notwithstanding the terms of any bonus or incentive plan (unless such plan by its specific terms references this Agreement and provides to the contrary), Executive is entitled to receive a pro rata payout under such plans within 30 days of termination (subject to Section 4, if applicable) based upon the then performance level achieved under such plans. The pro rata payout will reflect the proportion of the service period completed by the Executive prior to termination. Receipt of the Change in Control Benefit and any pro rata bonus or incentive payment is conditioned on Executive having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Executive having revoked the Separation Agreement. Receipt and continued receipt of the Change in Control Benefit is further conditioned on Executive not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.

“Cause” for termination of employment means any one or more of the following: (i) willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of Executive’s duties, as determined by the board of directors of Employer; (ii) conviction of a crime in connection with Executive’s duties, or of any felony; (iii) conduct significantly harmful to Employer, as reasonably determined by the Boards of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Employer; (iv) refusal or failure to act in accordance with a stipulation, requirement, or directive of the Boards of Directors (provided such directive is lawful); or (v) failure to faithfully or diligently perform any of the duties of Executive’s employment which are specified in this Agreement, articulated by the Boards of Directors, or are usual and customary duties of Executive’s employment, if Executive has not corrected the problem or formulated a plan for its correction with the Board (if such failure is not susceptible to immediate correction) within thirty (30) days after notice to Executive.

“Good Reason” for Executive’s resignation means (i) any one or more of the following occurs without Executive’s consent: (A) a material diminution of Executive’s base compensation (unless consistent with an across the board pay reduction for all senior management and not in excess of 20%); (B) a material change in the geographic location at which Executive must perform services for the Employer; (C) a material diminution in the Executive’s authority, duties or responsibilities as its relates to the Employer’s operations acquired, or (D) any other action or inaction by Employer that constitutes a material breach of this Agreement; (ii) Executive provides notice to Employer of the existence of the condition within 90 days of the initial existence of the condition; (iii) Employer has 30 days following receipt of such notice to remedy the condition and fails to do so; and (iv) Executive resigns within twelve months of such event occurring.

3. “Excess Parachute Payment” Restrictions; Limitation on Change in Control Benefit. If the benefits under Section 2, either alone or together with other payments or compensation benefits to which Executive is entitled to receive from Employer, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), these benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Code. If any Change in Control Benefit exceeds the amount that might be paid without invoking Section 280G, the Executive is given the right to decide which particular benefits will be reduced in order to comply with this section. The determination of the amount of reduction in the benefits required pursuant to the foregoing provisions, shall be made by mutual agreement of Employer and Executive or if no agreement is possible, by Employer’s accountants.

4. 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “separation of service” with the Employer, he or she is a “specified employee” as such terms are defined in Section 409A of the Internal Revenue Code and regulations promulgated thereunder, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute “deferred compensation” subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of: (a) the date that is six (6) months following Executive’s termination of employment with the Employer, or (b) the Executive’s death, unless the payment or distribution is exempt from the application of Section 409A. In the event any of Executive’s benefits that are paid in installments under this Agreement are subject to the six-month delay set forth in this Section 4, the first installment payment shall be made in the seventh month following termination of employment and shall equal the aggregate installment payments Executive would have received during the first six months plus the payment Executive is otherwise entitled to receive for the seventh month.

5. Restrictive Covenants.

(a) Non-Solicitation of Lithia Employees. Except as may be consented to in writing by Employer and signed by its Chief Executive Officer or President, until a period of time expiring 24 months following Executive’s separation of service, Executive will not, directly or indirectly, employ or offer employment to, or assist or be affiliated with any other person in employing, any persons employed by Employer or any of its subsidiaries in a management position (AVP or manager or higher) on or after the date hereof (“Managers”), and will not, either directly or indirectly, solicit, induce, recruit or encourage any Managers to leave their employment, attempt to solicit, induce, recruit or encourage any Managers to leave their employment, or cause or encourage any person to directly or indirectly solicit, induce, recruit or encourage Managers to leave their employment, either for him or herself or for any other person or entity, unless such person has not been employed by Employer or any of its subsidiaries for at least six months.

For purposes of this paragraph, the terms “solicit, induce, recruit and encourage” means, direct and indirect communications of any kind and nature, directed specifically to an individual for the purpose of causing the person to leave their employment with Employer, but does not include general advertisement or notice of job opportunities within an industry. For purposes of this Agreement, the term “affiliated with” includes Executive’s ownership of 3% or more of the equity of any person, lending money to any person, or serving as an executive officer, director, manager or consultant to any person.

(b) Non Competition. Executive will not be “affiliated with” (as that term is defined in Section 5(a) above) any person or company having a retail automotive location within 50 miles of any dealership of Employer at the time of separation of service, for 24 months following a separation of service for which Executive is eligible for payments under Section 2 of this Agreement.

(c) No Disparagement. Executive shall not take any action or make any statement that disparages Employer, its operation, business, or reputation, or any of its officers or directors, or their reputation, and shall not encourage or induce any third parties to disparage such persons (“Disparaging Acts”) for a period of three (3) years following a separation of service. “Disparaging Acts” means any statement, communication or publication, oral or written, regardless of whether such statement, communication or publication is true, made about such persons or their reputation, that is vilifying and/or derogatory in nature and that reasonably would be expected to result in a negative perception of such person, or that otherwise may have a material adverse effect on such person or their reputation.

(d) Disclosure of Confidential Information. During the course of Executive’s employment with Employer, Executive will have access to and become familiar with certain proprietary and confidential information of Employer and its subsidiaries not known to the public generally, or by its actual or potential competitors (“Confidential Information”). Executive acknowledges that such information constitutes valuable, special, and unique assets of Employer’s business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws.

“Confidential Information” means any company proprietary information, technical data, trade secrets or know-how, including, but not limited to research, strategic and marketing plans, product plans, products, services, markets, processes, policies, financial or other business information disclosed to, or discovered by, Executive either directly or indirectly, during Executive’s employment with the Employer. Executive further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of his/her or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

For a period of three (3) years following a separation of employment, Executive will not, without the prior written approval from an authorized officer of Employer, directly or indirectly (i) reveal, report, publish, disclose or transfer any Confidential Information, other than information that constitutes “trade secrets” under applicable state law (“Company Trade Secrets”), to any person, firm, corporation or entity, or (ii) use any Confidential Information for any purpose or for the benefit of any person, firm, corporation or entity. Further, for so long as such information remains Company Trade Secrets under applicable state laws, Executive shall not, without the prior written approval from an authorized officer of the Employer, directly or indirectly (i) reveal, report, publish, disclose or transfer any information that constitutes Company Trade Secrets to any person, firm, corporation or entity, or (ii) use any of the Company Trade Secrets for any purpose or for the benefit of any person, firm, corporation or entity.

(e) Injunctive Relief. Executive acknowledges that it may be impossible to measure in money the damages that will accrue to Employer if Executive fails to observe the covenants in this Section 5 (the “Restrictive Covenants”); therefore, in addition to any action at law for damages, the Restrictive Covenants may be enforced by an injunction to prohibit the restricted activity. Executive hereby waives the claim or defense that an adequate remedy at law is available to Employer. Nothing set forth herein shall prohibit Employer from pursuing all remedies available to it.

(f) Reasonableness. The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, is reasonable both as to time and as to area. The parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of Employer’s business and goodwill; (ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure Employer’s business and goodwill; and (iii) that the degree of injury to the public due to the loss of the service and skill of Executive or the restrictions placed upon Executive’s opportunity to make a living with Executive’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if any portion of the Restrictive Covenants is adjudged unreasonably broad, then the parties authorize said court or arbitrator to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce the same.

(g) Return of Property. If and when Executive ceases for any reason to be employed by Employer, Executive must return to Employer all keys, pass cards, identification cards and any other property of Employer. At the same time, Executive also must return to Employer all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Employer. The obligations in this paragraph include the return of documents and other materials that may be in Executive’s desk at work, Executive’s car or place of residence, or in any other location under Executive’s control.

(h) Creative Work. Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during employment with Employer, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Employer. Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

(i) Survival. This Section 5 shall survive the termination of this Agreement.

6. Dispute Resolution. In the event a dispute arises pursuant to this Agreement, the parties agree to resolve all disputes by submitting such dispute to binding arbitration as set forth below. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

Any and all disputes, claims, or controversies between the parties (“parties” specifically including, but not being limited to, any assignee of a party) arising out of or relating to this Agreement that are not otherwise resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in Medford, Oregon (or, if none, at JAMS’ office in the United States which is closest to Medford, Oregon), pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. The dispute shall be submitted to one Arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

Any party may commence the arbitration process by filing a written demand for arbitration with JAMS at the designated office and concurrently sending a copy to the other party or parties. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect when the demand is filed. The parties to the dispute, claim, or controversy will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The costs and fees of JAMS and of the arbitrator shall be borne equally by the parties to the dispute, claim, or controversy. The provisions of this paragraph are specifically enforceable by any court with subject matter jurisdiction sitting in Jackson County, Oregon. The prevailing party or parties shall be entitled to an award of its reasonable attorney fees and costs through every stage of the proceeding and in obtaining and enforcing any judgment. The arbitrator shall have sole discretion to determine which is the prevailing party or parties and the amount of reasonable attorney fees and costs.

7. Notices. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Employer or to Executive at their last known addresses.

8. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

9. Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid or unenforceable, the remaining provisions shall continue to be fully effective. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

11. Entire Agreement. This Agreement represents the entire employment agreement between the parties regarding the subject matter hereof and together with Employer’s employee handbook and Code of Business Conduct, governs the terms of Executive’s employment. Where there is a conflict between this Agreement and the employee handbook or code, the terms of this Agreement shall govern. This Agreement supersedes any other prior oral or written employment agreement between the parties on the subject matter hereof. This Agreement does not supersede any incentive compensation agreement (including stock option or restricted share grant agreements) entered into separately by the parties to this Agreement, except as the same may be impacted by the provisions of Sections 3 or 4.

12. Assignment. Executive shall not assign or transfer any of Executive’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of their duties under the terms of this Agreement. Upon Executive’s death, Executive’s rights under this agreement shall inure to Executive’s heirs, executors, administrators or assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer, regardless of the manner in which the successors or assigns succeed to the interests or assets of Employer. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer, by any merger, consolidation or acquisition where Employer is not the surviving corporation, by any transfer of all or substantially all of Employer’s assets or by any other change in Employer’s structure or the manner in which Employer’s business or assets are held. Executive’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

13. Survival. If any benefits provided to Executive under this Agreement are still owed or claims under the Agreement are still pending, at the time of termination of this Agreement, this Agreement shall continue in force with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The Restrictive Covenants and dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim Executive may have against Employer.

14. Advice of Counsel. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party be reason of the drafting or preparation hereof.

IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

EXECUTIVE:

/s/ Sidney B. DeBoer
Sidney B. DeBoer

LITHIA MOTORS, INC.

By:	/s/ Bryan B. DeBoer
Bryan B. DeBoer

Exhibit A

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This is a confidential agreement (the “Separation Agreement”) between you, Lithia Motors, Inc. and Lithia Support Services, Inc. (collectively, “Employer”). This Separation Agreement is dated for reference purposes                     , 20         (the “Delivery Date), which is the date we delivered this Separation Agreement to you for your consideration.

1. Termination of Employment. Your employment terminates [or was terminated] on                     , 20         (the “Separation Date”).

2. Payments. In exchange for your agreeing to the release of claims and other terms in this Separation Agreement, we will pay you the Change in Control Benefit, as appropriate, set forth in the Terms of Employment and Change in Control Agreement between you and Employer dated                     , 2008 (the “Change in Control Agreement”). Such provisions of the Change in Control Agreement are incorporated herein by reference. You acknowledge that we are not obligated to make these payments to you unless you comply with the material terms of the Change in Control Agreement and of this Separation Agreement.

3. COBRA Continuation Coverage. Your normal employee participation in the Employer’s group health coverage will terminate on the Separation Date and continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA) and, except as provided under Section 2 of the Change in Control Agreement, at your expense as provided under COBRA.

4. Termination of Benefits. Except as provided in Section 3 above, your participation in all employee benefit plans and programs ended on the Separation Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

5. Full Payment. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us.

6. No Further Compensation. Any and all agreements to pay you bonuses or other incentive compensation are terminated. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation. We owe no further compensation or benefits of any kind, except as described in Section 2 above.

7. Release of Claims.

(a) You hereby release (i) Employer and its subsidiaries, affiliates, and benefit plans, (ii) each of Employer’s past and present shareholders, executives, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Separation Agreement.

(b) The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c) You release and forever discharge us, our subsidiaries and affiliates, all predecessors and successors for such entities, and all officers, directors, employees, agents, shareholders, representatives and insurers of the

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aforementioned (herein, collectively the “Released Parties”) from any and all liability, damages or causes of action, claims, charges, judgments, or obligations of whatever kind or character you have or may have against the Released Parties, and you covenant that you shall not assist, participate or be represented in, nor institute, submit or file, or permit to be instituted, submitted or filed on the Released Parties, nor shall you voluntarily participate or cooperate in the prosecution of, any lawsuit, charge, claim, complaint or other proceeding against the Released Parties with any administrative agency, court or other forum under any federal, state or local laws or regulations, including, but not limited to, under Title VII of the Civil Rights Act of 1964, as amended; Title VII of the Civil Rights Act of 1964; claims under the Civil Rights Action of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 USC § 1981, 1981a, 1983, 1985, or 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938 as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985; the applicable Workers’ Compensation statutes; and all amendments to each such Act as well as the regulations issued; or any other federal, state, or local laws, rules or regulations, including any insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations; public policy, contract or tort laws, or any claim of retaliation under any law, or any claim arising under common law, including, but not limited to, causes of action for wrongful termination; discrimination on the basis of age, sex, race, or national origin or any other basis; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; fraud; conspiracy to commit any act mentioned herein; breach of the employment offer letter or of any other contract (whether express or implied, oral or written); breach of the implied covenant of good faith and fair dealing; interference with business advantage; interference with prospective economic advantage; interference with contractual relationship; defamation; failure to pay compensation of any kind, or to pay equal compensation for equal work; or any other action whether cognizable in law or in equity, based upon any conduct up to and including the date of this Separation Agreement, and shall not, from any source or proceeding, seek or accept any award or settlement therefrom.

(d) You knowingly and voluntarily agree to waive any rights or claims arising out of or relating to the federal Age Discrimination in Employment Act (29 USC) Section 621 et seq.) (“ADEA”) and you represent and acknowledge that you have been informed of the following: (i) you are waiving any and all rights or claims that you may have arising under the ADEA; (ii) you understand that you are not waiving any rights or claims that may arise after the date this Separation Agreement is executed; (iii) you understand that in exchange for the waiver and release of your rights under this Separation Agreement, you are receiving consideration in addition to any consideration to which you are already entitled; (iv) you understand that this Separation Agreement does not bar you from bringing a claim under ADEA challenging the validity of the ADEA waiver set forth herein; (v) you have been advised to seek legal counsel regarding this waiver, to the extent you deem necessary or appropriate, and you have had ample time to review and analyze this entire Separation Agreement, and understands its final and binding effect; and (vi) you have seven (7) days to revoke this Separation Agreement after signing and delivering it to us.

(e) You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Separation Agreement. Should you apply for future employment with Employer, Employer has no obligation to consider you for future employment.

(f) You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

(g) This Separation Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits. This Separation Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(h) You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement. You assume this risk and all other risks of any mistake in entering into this Separation Agreement. You agree that this release is fairly and knowingly made.

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(i) You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Separation Agreement.

8. Acceptance and Revocation Period and Effective Date. You shall have twenty-one (21) days after the Delivery Date in which to review this Separation Agreement and deliver the Separation Agreement signed by you to us by such date. The signed agreement must be delivered to Lithia Motors, Inc. to the attention of the Chief Executive Officer, at 360 E. Jackson Street, Medford, Oregon 97501. You shall have a period of seven (7) days after the date upon which you deliver the signed Separation Agreement to us in which to revoke your acceptance (the “Revocation Period”). This Separation Agreement shall become effective upon expiration of the Revocation Period, provided you have not delivered a written notice of revocation to us before such expiration (“Effective Date”). In the event of any such revocation of this Separation Agreement, the obligations contained in the Separation Agreement shall be null and void and of no further force and effect, and there shall be no obligation by us to pay the sums, or provide the benefits, otherwise provided for in this Separation Agreement or the Change in Control Agreement. For purposes of this Section, “delivery” of the Separation Agreement will be deemed given as of (i) the day the Separation Agreement is delivered to us in person, or by a nationally recognized express delivery service (such as Federal Express, UPS or DHL) to the above address; (ii) the day the Separation Agreement is delivered via facsimile to us; or (iii) the day the Separation Agreement is deposited in the U.S. mail system, postage prepaid, certified or registered, return receipt requested, and addressed as set forth above.

9. Non-solicitation; Non Competition. You will comply with Sections 5(a) and 5(b) of the Change in Control Agreement, incorporated herein by reference, and Employer will have the right to enforce those provisions under the terms of Section 5(e) of the Change in Control Agreement, incorporated herein by reference. After the restrictive periods in Section 5(a) and 5(b) of the Change in Control Agreement, you will not, apart from good faith competition, interfere with our relationships with customers, employees, vendors, or others.

10. No Disparagement. You may not disparage us, our officers or directors or our operation as set forth in Section 5(c) of the Change in Control Agreement.

11. Nondisclosure Agreement. You will comply with the covenant regarding confidential information as set forth in Section 5(d) of the Change in Control Agreement, which covenant is incorporated herein by reference.

12. Employer Materials. You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us, in accordance with Section 5(g) of the Change in Control Agreement, which is incorporated herein by reference.

13. Cooperation Regarding Other Claims. If any claim is asserted by or against us as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

14. No Admission of Liability. Neither this Separation Agreement nor the payments made under this Separation Agreement are an admission of any liability or wrongdoing by us.

15. Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Separation Agreement. You acknowledge that you have had an adequate opportunity to do so.

16. Governing Law. This Separation Agreement is governed by the laws of the State of Oregon that apply to contracts executed and to be performed entirely within the State of Oregon.

17. Dispute Resolution.

(a) Arbitration. In the event a dispute arises pursuant to this Separation Agreement we both agree to resolve all disputes by submitting such dispute to binding arbitration as set forth below. We confirm that by agreeing to this alternate dispute resolution process, we both intend to give up our rights to have any dispute decided in court by a judge or jury. Any and all disputes, claims, or controversies between us arising out of or relating to this Separation Agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in Medford, Oregon (or, if none, at JAMS’ office in the United States which is closest to Medford, Oregon), pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. The dispute shall be submitted to one Arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

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Either of us may commence the arbitration process by filing a written demand for arbitration with JAMS at the designated office and concurrently sending a copy to the other party or parties. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect when the demand is filed. Each of us will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The costs and fees of JAMS and of the arbitrator shall be borne equally by us. The provisions of this paragraph are specifically enforceable by any court with subject matter jurisdiction sitting in Jackson County, Oregon.

(b) Expenses/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including but not limited to, attorneys’ fees, filing and service fees, witness fees and arbitrator’s fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

18. Saving Provision. If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Separation Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

19. Final and Complete Agreement. Except for the Change in Control Agreement to the extent it is expressly incorporated herein by reference, this Separation Agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Separation Agreement relying on anything not set out herein.

Lithia Motors, Inc.

By:

Title:

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Separation Agreement and confirm that I have read and understood each part of it. I acknowledge that pursuant to Section 8, I have twenty-one (21) days after delivery of this Separation Agreement within which to review and consider this agreement, prior to signing and delivering to you.

(Name)

(Signature)

Date

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